Exhibit 99.1

For immediate release

Endeavour Obtains Interim Stock and
Claims Order for Trading Requirements

Houston, TX – October 17, 2014 – Endeavour International Corporation (OTC: ENDRQ) (LSE: ENDV) announced today that on October 10, 2014, it and certain of its subsidiaries, including Endeavour Operating Corporation (collectively, the “Debtors”), filed a motion (the “Motion”) with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) seeking an order (i) restricting certain transfers of interest in Endeavour common stock and preferred stock and, depending on the Debtors’ proposed chapter 11 plan when filed, certain transfers of claims against the Debtors, and (ii) imposing certain notification requirements with respect to substantial owners of Endeavour stock (by class) and substantial owners of claims against the Debtors (namely, Endeavour’s 12% First Priority Notes, its 12% Second Priority Notes, and any unsecured claims against the Debtors).  The order is intended to prevent certain transfers of stock of Endeavour and certain transfers of claims against the Debtors that could impair the ability of one or more of the Debtors’ estates to use, to the extent otherwise available, their net operating loss carryovers and certain other tax attributes during bankruptcy and on a reorganized basis.

On October 15, 2014, the Bankruptcy Court entered an order on an interim basis granting the Motion.  All procedures reflected in the interim order currently apply and must be complied with.  Accordingly, any acquisition, disposition, or other transfer of equity or claims on or after October 10, 2014, in violation of the restrictions set forth in the interim order shall be null and void ab initio or otherwise subject to sanctions as an act in violation of the automatic stay under sections 105(a) and 362 of the United States Bankruptcy Code.  A final hearing on the Motion and requested relief is scheduled for November 10, 2014, at 10 a.m. before The Honorable Kevin J. Carey at the Bankruptcy Court, 824 North Market Street, Wilmington, Delaware 19801.

The requested relief and interim order apply to “Substantial Equityholders,” being persons who are, or as a result of a transaction would become, the beneficial owner of approximately 4.75% or more of the outstanding shares of any class of common or preferred stock of Endeavour.  It also applies to holders of a substantial amount of claims, being persons who are, or as a result of a transaction become, the beneficial owner of Endeavour’s 12% First Priority Notes, 12% Second Priority Notes, and/or unsecured claims against the Debtors in excess of an amount of such claims which, taking into account any other interests for which the holder may receive stock in the reorganized Debtors, could result in such holder holding the “Applicable Percentage,” generally 4.5% or more, of the stock of the reorganized Debtors, by vote or value.   The precise amount of claims will be disclosed in connection with the Debtors’ filing of their proposed chapter 11 plan and disclosure statement in the event the Debtors reasonably anticipate taking advantage of certain tax provisions relating to a debtor’s ability to utilize loss carryovers and certain other tax attributes on a reorganized basis.  A copy of the notice of the interim order, which includes complete definitions, the provisions potentially applicable to holders of a substantial amount of claims, and the applicable notification requirements and restrictions, is available on the website of the Debtors’ claims agent:   www.kccllc.net/endeavour.

About Endeavour International Corporation

Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of oil and natural gas in the North Sea and the United States. For more information, visit www.endeavourcorp.com.

Forward-looking Statements

This press release contains certain “forward-looking statements,” as such term is defined in Section 21E of the Securities Exchange Act of 1934, as amended, relating to future events and the financial performance of Endeavour. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that actual events or performance will differ materially from such predictions as a result of certain risk factors. As such, readers are cautioned not to place undue reliance on forward-looking statements, which speak only to management’s plans, assumptions and expectations as of the date hereof. Please refer to Endeavour’s Annual Report on Form 10-K for year ended December 31, 2013, filed with the SEC on March 17, 2014, Form 10-K/A filed on March 21, 2014 and other filings for a discussion of material risk factors. Endeavour disclaims any duty to update or alter any forward-looking statements, except as required by applicable law.

SOURCE: Endeavour International Corporation

For further information:

Endeavour – Investor Relations
Darcey Matthews	713-307-8711